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                                                                     EXHIBIT 4.2

                             STOCK OPTION AGREEMENT

         THIS STOCK OPTION AGREEMENT (this "Agreement") is entered into effective as of September 1, 1998, by and between X-Ceed, Inc., a Delaware corporation (the "Company"), and Scott A. Mednick ("Optionee").

         In consideration of, and subject to, the covenants set forth in that certain Employment Agreement (the "Employment Agreement") dated July 17, 1998 by and between the Company and Optionee and the covenants set forth herein, the parties agree as follows:

         1. OPTION GRANT: NUMBER OF SHARES: PRICE. The Company hereby grants to Optionee the right ("Option") to purchase all or any portion of 1,000,000 shares of the Common Stock of the Company ("Stock") at a purchase price of $6.00 per share (the "Option Price"). This Option is currently exercisable and may be exercised in whole or in part from time to time until its expiration in accordance with Section 2 below. It is intended that the Option will not qualify for treatment as an "Incentive Stock Option" under Section 422 of the Internal Revenue Code of 1986, as amended.

         2. TERMS OF AGREEMENT. This Agreement shall expire ten (10) years from the date of this Agreement.

         3. THIS AGREEMENT SUBJECT TO EMPLOYMENT AGREEMENT. This Agreement is made under and subject to the provisions of the Employment Agreement and shall be interpreted in a manner consistent with it. To the extent that any provision in this Agreement is inconsistent with the Employment Agreement, the provisions of the Employment Agreement shall control.

         4. EXERCISE OF THE OPTION. This Option may be exercised by Optionee (or after Optionee's death, by the person designated in Section 5 of this Agreement) only in accordance with the following provisions:

              (a) This Option may be exercised by Optionee upon delivery of the following to the Company at its principal executive offices:

                        (i) a written notice of exercise which identifies this Agreement, states the number of shares of Stock then being purchased and, if such exercise is by way of "cashless exercise," an order to a broker to sell Stock as required pursuant to Section 3.4.4 of the Employment Agreement;

                        (ii) except upon exercise of all or any portion of the Option by way of "cashless exercise" as described in Section 3.4.4 of the Employment Agreement, a check or cash in the amount of the Option Price (or payment of the Option Price in such other form of lawful consideration as the Company's Board of Directors may approve from time to time); and

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                        (iii)     except upon exercise of any portion of the
                                  Option by way of "cashless exercise" as
                                  described in Section 3.4.4 of the Employment
                                  Agreement, a check or cash, if requested by the Company either before or after the Company's receipt of the notice of exercise, in the amount of any taxes (other than stock issue or transfer taxes) which the Company is obligated to collect or withhold by reason of the exercise of the Option.

              (b) The Option shall be exercisable at any time prior to the end of the business day on which this Agreement expires in accordance with the terms of Section 2 above.

         5. CONSULTING DUTIES. Provided that (i) any part of the Option is currently exercisable and (ii) Optionee's obligation to consult would not cause him to be in competition or otherwise conflict with any endeavor or other obligation to a third party in which Optionee was then engaged, the Company shall have the right but not the obligation to consult with Optionee pursuant to the terms set forth in this Section 5 on matters involving strategic alliances for the Company and the achievement of growth on the interactive sector. Optionee shall make himself available for consultation in Los Angeles, California, or such other place as Optionee may designate, for a period of five
(5) years commencing upon the expiration of the Employment Agreement and terminating on the fifth anniversary of such expiration; provided, however, Optionee's obligation to provide such consulting services shall be limited to no more than six (6) occasions in any one (1) year and no more than one (1) hour on each such occasion. In addition thereto and during such five-year period, the Company shall have the right but not the obligation to retain Optionee to evaluate possible candidates for acquisitions by the Company, provided Optionee is compensated for such services at a rate to be mutually agreed upon by the parties.

         6. NO ASSIGNMENT; DEATH OF OPTIONEE. The rights of Optionee under this Agreement may not be assigned or transferred except by will or by the laws of descent and distribution. This Option shall be exercisable only by Optionee during Optionee's lifetime. Any attempt to assign this Option in contravention of this Agreement shall be void and shall have no effect. If Optionee should die while any part of the Option remains unexercised, Optionee's legal representative, Optionee's legatee, or the person who acquired the right to exercise this Option by reason of the death of Optionee (the "Successor") succeeds to Optionee's rights under this Agreement. After the death of Optionee, only Optionee's Successor may exercise the Option.

         7. RECAPITALIZATION, REORGANIZATION, MERGER OR CONSOLIDATION. If the outstanding shares of Common Stock of the Company are increased, decreased or exchanged for different securities through reorganization, merger, consolidation, recapitalization, reclassification, stock split, stock dividend or like capital adjustment, a proportionate adjustment shall be made in the number, price, and kind of shares subject to the Option granted herein.

         Upon the dissolution or liquidation of the Company or upon any reorganization, merger or consolidation in which the Company does not survive or in which the equity ownership of the Company prior to such transaction represents less than 50% of the equity ownership of the Company


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subsequent to the transaction, this Option shall terminate; provided, however, that the Company will give written notice thereof to Optionee at least 30 days prior to the date of such dissolution, liquidation, reorganization, merger or consolidation, and in such event (a) the Company shall grant the right, until ten (10) days before the effective date of such dissolution, liquidation, reorganization, merger or consolidation, to exercise, in whole or in part, this Option; and (b) to the extent such Options remain unexercised as of the effective date of such dissolution, liquidation, reorganization, merger or consolidation, the surviving corporation shall tender to Optionee an option or options to purchase shares of the surviving corporation, and such new option or options shall contain such terms and provisions as shall be required to substantially preserve the rights and benefits of this Agreement.

         8. NO RIGHTS AS STOCKHOLDER. Other than as required by law, Optionee shall have no rights as a stockholder of any shares of Stock covered by this Agreement until the date an entry evidencing such ownership is made in the stock transfer books of the Company.

         9. NO RIGHT TO EMPLOYMENT. Except as provided in the Employment Agreement, this Agreement shall not confer upon Optionee any right to employment or continuance of performance of services for the Company or any subsidiary corporation.

         10. RESTRICTIVE LEGENDS. Optionee hereby acknowledges that federal securities laws and the securities laws of the state in which Optionee resides may require the placement of certain restrictive legends upon the Stock issued upon exercise of the Option, and Optionee hereby consents to the placing of any such legends upon certificates evidencing the Stock as the Company, or its counsel, may reasonably deem necessary; provided, however, that any such legend or legends immediately shall be removed when no longer applicable.

         11. NOTICES. All notices, requests and other communications hereunder shall be in writing and, if given by telegram, telecopy or telex, shall be deemed to have been validly served, given or delivered when sent, if given by personal delivery, shall be deemed to have been validly served, given or delivered upon actual delivery and, if mailed, shall be deemed to have been validly served, given or delivered three business days after deposit in the United States mails, as registered or certified mail, with proper postage prepaid and addressed to the party or parties to be notified, at the following addresses (or such other address(es) as a party may designate for itself by like notice):

                           If to the Company:

                                  X-Ceed, Inc.

                                    488 Madison Avenue
                                    New York, New York 10022

                           If to Optionee:

                                    Scott A. Mednick
                                    7927 Mulholland Drive
                                    Los Angeles, California  90046


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         12. AMENDMENT AND WAIVERS. This Agreement and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

         13. GOVERNING LAW. This Agreement shall be construed under and governed by the laws of the State of Delaware without regard to the conflict of law provisions thereof.

         14. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall be deemed one Agreement.

         IN WITNESS WHEREOF, the Company and Optionee have executed this Agreement effective as of the date first set forth above.

"Company"                                   X-CEED, INC., a Delaware corporation

                                            By:      /s/ WERNER G. HAASE
                                               --------------------------------
                                               Werner G. Haase
                                               Its:  Chief Financial Officer



"Optionee"                                         /s/ SCOTT A. MEDNICK
                                            -----------------------------------
                                            Scott A. Mednick


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